Exhibit 10.2

November 21, 2024

Agustin Izquierdo Sabido

Houston, TX

Dear Agustin,

I am pleased to confirm on behalf of LyondellBasell that your new role will be Executive Vice President and Chief Financial Officer reporting directly to Peter Vanacker, CEO, LyondellBasell Industries N.V. This change will be effective March 1, 2025.

Details of your 2025 compensation and incentives are as follows:

•	Your annualized base salary, which considers a merit increase for 2025, will be $650,000 per year (“annual base salary”).

•	You will continue to be eligible to participate in the Company’s Short-Term Incentive (STI) Plan. The target bonus percentage for your position level is 90% of your annual base salary.

•	You will continue to be eligible to participate in the Company’s Long-Term Incentive (LTI) Plan. The target grant percentage for your position level is 250% of your annual base salary.

•	As an executive officer of LYB, your future compensation, including grants of incentive compensation, will be subject to approval by the Board.

As an Executive Vice President, you will be subject to LYB’s Share Ownership Guidelines. In summary, these guidelines require Executive Committee members at the Vice President level and above to accumulate LYB shares at a rate equal to a multiple of their annual base salary, with the required multiple varying by level. Your ownership guideline level is 4x your annual base salary. A copy of the current guidelines will be provided to you by the Executive Services team.

You will continue to be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives and employees, including medical, dental, vision and life insurance coverage, disability benefits, retirement benefits, financial planning and participation in the amended and restated Executive Severance Plan, in accordance with the terms and conditions of the applicable plans, programs and participation agreement.

Congratulations Agustin, I look forward to welcoming you on the Executive Committee and collaborating together to advance our business strategy.

Sincerely,

/s/ Trisha Conley
Trisha Conley
Executive Vice President, People and Culture

Your employment with the Company will be for no specific period. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed with the approval of the Board.